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                                                                   EXHIBIT 2

                             (ENGLISH TRANSLATION)

                              DEFINITIVE AGREEMENT

          This Agreement (this "Agreement"), made and entered into by and among AM International Inc. (the "Seller"), JAC Co., Ltd. ("JAC"), its President and Representative Director, Shigeru Watanabe ("Watanabe"; JAC and Watanabe being hereinafter collectively called the "Buyers") and AM Japan Co., Ltd. ("AMJ") with respect to the sale of the shares of AMJ owned by the Seller to the Buyers.

ARTICLE 1. AGREEMENT AND PURPOSE OF SALE OF SHARES

          1. Upon the terms and conditions of this Agreement, the Seller agrees to sell to the Buyers, and the Buyers jointly and severally agree to purchase from the Seller, 2,148,000 shares of AMJ owned by the Seller at the Purchase Price (as defined in sub-paragraph (3) of Article 2) on the date of commencement of settlement of the tender offer specified in sub-paragraph (5) of
Article 2 (the "Closing Date"); provided, however, that, if, as a result of the Tender Offer (as defined in Article 2), the number of shares tendered therein exceeds the aggregate of the "number of shares to be purchased" and "the excess number of shares to be purchased" as set forth in sub-paragraph (2) of Article 2, then the number of shares to be purchased by the Buyers from the Seller hereunder on the Closing Date shall be equal to such number as is calculated in accordance with the proration method as provided in paragraph 5 of Article 27-13 of the Securities and Exchange Law, in which case, if the number of the shares so calculated is short of the said 2,148,000 shares, JAC shall be obligated to purchase such shortfall at the Purchase Price as soon as practicable within 70 days after the Closing Date. The shares of AMJ to be sold by the Seller to the Buyers hereunder on the Closing Date shall be hereinafter called the "Shares."

          2. The purpose of the sale of the Shares contemplated hereby is the transfer of the controlling interest in AMJ from the Seller to the Buyers.

ARTICLE 2. TENDER OFFER

          The sale of the Shares set forth in paragraph 1 of Article 1 shall be consummated by way of a tender offer (the "Tender Offer"). The Buyers shall jointly conduct the Tender Offer, pursuant to the Securities and Exchange Law, and upon the terms and conditions set forth below, and the Seller shall tender 2,148,000 shares in the Tender Offer. Expenses necessary for the Tender Offer shall be borne by the Buyers:

     (1)  Tender offer agent:  Yamaichi Securities Company, Limited
          ("Yamaichi").

          The Buyers shall enter into a Tender Offer Agency Agreement with Yamaichi with respect to the Tender Offer on the business day immediately preceding the date of commencement of the Tender Offer.

     (2)  Number of shares to be purchased:  2,148,000 shares.

          Excess number of shares to be purchased:  52,000 shares.

          Provided that, if the number of shares tendered in the Tender Offer exceeds the aggregate of the "number of shares to be purchased" and the "excess number of shares to be purchased," the number of shares to be purchased shall be equal to such number as shall be calculated in

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          accordance with the proration method as provided in sub-paragraph 5 of
          Article 27-13 of the Securities and Exchange Law.

     (3)  Purchase price:  yen 575 per share (the "Purchase Price").

     (4) Tender offer period: From August 28, 1996 to September 17, 1996, provided that such tender offer period may be changed by agreement among parties hereto. The tender offer period set forth in this sub-paragraph shall be hereinafter called the "Tender Offer Period."

     (5) Date of commencement of settlement of tender offer: September 20, 1996, provided that such commencement of settlement of tender offer may be changed by agreement among parties hereto.

ARTICLE 3. CLOSING

          The Buyers shall remit an amount obtained by multiplying the number of the Shares by the Purchase Price (the "Aggregate Purchase Price") to the bank account to be designated by Yamaichi not later than the day immediately preceding the Closing Date.

          On the Closing Date, Yamaichi shall (a) remit an amount equal to the Aggregate Purchase Price received from the Buyers less securities transfer tax to be imposed on the sale of the Shares (in the amount of 0.21% of the Aggregate Purchase Price) to the bank account to be designated by the Seller, (b) deliver the share certificates for the Shares received from the Seller to the Buyers and
(c) (if any part of the shares tendered by the Seller in the Tender Offer have not been purchased by the Buyers on the Closing Date as a result of the proration set forth in the proviso to sub-paragraph (2) of Article 2) return the unpurchased shares to the Seller.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF SELLER

          1. The Seller and AMJ jointly represent to, and covenant with, the Buyers as follows on the date of execution of this Agreement and during the period from such date to the Closing Date:


     (1)  Shares to Be Sold:

          The Seller is the nominal and beneficial owner of 2,148,000 shares of AMJ, which represent 66.30% of 3,240,000 shares being the aggregate number of the outstanding shares of AMJ: the Seller has no other shares of AMJ; the Shares are duly and validly issued and fully-paid; and there is no security interest or any other encumbrance subsisting on the Shares which may prevent the sale of the Shares by the Seller.

     (2)  Dealership Agreement:

          The Seller has entered into a Dealership Agreement (the "Dealership Agreement") of even date herewith with AMJ in such form and substance reasonably satisfactory to the Seller, AMJ and the Buyers; and the Dealership Agreement is a valid and binding agreement between the Seller and AMJ enforceable against them in accordance with its terms.




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     (3)  Financial Statements and Other Materials:

               (a) The audited financial statements (including the balance sheet and the income statement) for the fiscal year ended July 31, 1995 (the "Latest Financial Statements") contained in the Annual Securities Report of AMJ for such fiscal year have been prepared in accordance with accounting principles generally accepted in Japan and present fairly the financial position of AMJ as of July 31, 1995 and the results of its operations for the fiscal year then ended.

               (b) There has occurred no event since August 1,1995 which could reasonably be expected to materially adversely affect the financial position or the results of operations of AMJ.

               (c) The contents of the materials furnished by the Seller or AMJ to the Buyers during the course of due diligence performed in connection with the sale of the Shares are true and correct in all material respects and do not omit any material information.

     (4)  Encumbrance and Liabilities:

          There is no encumbrance or any other right subsisting on any of AMJ's assets which may hinder the exercise of the rights of the owner thereof in any respect; AMJ has not assumed any liability (including any contingent liability), other than those stated in the Latest Financial Statements and those incurred by it in its ordinary course of business since August 1, 1995. The term "contingent liability" referred to in this sub-paragraph incudes any liability (whether or not any legal action or other proceedings have been instituted in connection therewith) relating to product liability, environmental pollution or taxation arising from any action or no-action by AMJ preceding the date of execution of this Agreement.

     (5)  Disputes:

          AMJ is not a party to any litigation, arbitration, reconciliation or other similar proceedings, nor is it a party to any dispute which could reasonably be expected to result in such proceedings.

     (6)  Violation of Laws and Regulations:

          AMJ has never committed any material offense of laws or regulations.

ARTICLE 5. REPRESENTATION AND COVENANT OF BUYERS

          The Buyers jointly represent to, and covenant with, the Seller on the date of execution of this Agreement and during the period from such date to the Closing Date that they have sufficient funds to purchase the Shares.

ARTICLE 6. REPRESENTATIONS OF EACH PARTY

          Each party hereto represents that (a) it has full power and authority to enter into, and perform its obligations under, this Agreement, (b) it has been duly authorized to execute and deliver, and perform its



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obligation under, this Agreement and (c) this Agreement constitutes its valid and binding obligation enforceable against it in accordance with its terms.

ARTICLE 7. TREATMENT OF EXECUTIVES

          1. The Seller shall (a) cause the Directors of AMJ currently in office, other than Kaname Hoya, Yoshihiro Fujimaru and Seiki Ogura, to resign from their offices as of the Closing Date and (b) cause the Statutory Auditors of AMJ currently in office to resign from their offices upon election of the new Statutory Auditor pursuant to paragraph 2 of this Article.

          2. Subject to the completion of sale of the Shares on the Closing Date, AMJ shall submit to its Ordinary General Meeting of Shareholders to be held in October 1996 (the "Ordinary General Meeting of Shareholders") a proposal for election of four Directors and a Statutory Auditor to be designated by the Buyers, and the Seller shall exercise its voting rights thereat so that such proposal be approved.

          3. A person to be designated by the Buyers from among the Directors of AMJ elected pursuant to the preceding paragraph shall be elected a Representative Director of AMJ at a meeting of its Board of Directors.

ARTICLE 8. TREATMENT OF EMPLOYEES

          Following the completion of the sale of the Shares, the Buyers shall cause AMJ to continue to employ the existing employees of AMJ and to apply to such employees generally the same labor conditions and treatment as those currently in effect.

ARTICLE 9. DIVIDENDS AND CHANGE OF FISCAL YEAR

          1. Subject to the completion of sale of the Shares on the Closing Date, AMJ shall submit to the Ordinary General Meeting of Shareholders a proposal for disposition of profits to the effect that no dividends shall be payable with respect to the fiscal year ended July 31, 1996, and the Seller shall exercise its voting rights thereat so that such proposal be approved.

          2. Subject to the completion of sale of the Shares on the Closing Date, AMJ shall submit to the Ordinary General Meeting of Shareholders a proposal of amendment of its Articles of Incorporation to provide that the fiscal year shall be from April 1 of each year to March 31 of the following year, and the Seller shall exercise its voting rights thereat so that such proposal be approved.

ARTICLE 10. TERMINATION OF AGREEMENT

          1. If there occurs any material default by the Seller of any provision of this Agreement during the period from the date of execution of this Agreement to the last day of the Tender Offer Period, and if the Seller fails to cure such default not later than the earlier of (a) the tenth day after receipt by the Seller from the Buyers of the written notice of such default or (b) the last day of the Tender Offer Period, then the Buyers may terminate this Agreement by giving a written notice to the Seller.

          2. If there occurs any material default by either Buyer of any provision of this Agreement during the period from the date of execution of this Agreement to the last day of the Tender Offer Period, and if such Buyer fails to cure such default not later than the earlier of (a) the tenth day after receipt



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by such Buyer from the Seller of the written notice of such default or (b) the last day of the Tender Offer Period, then the Seller may terminate this Agreement by giving a written notice to the Buyers.

ARTICLE 11. FORFEIT

          1. If the Seller fails to sell the Shares to the Buyers from any reason attributable to the Seller, it shall pay JAC, for the account of JAC and Watanabe, a forfeit in the amount of yen 250,000,000 on the Closing Date. The Seller shall not be liable for allocation between JAC and Watanabe of the forfeit paid by it pursuant to this paragraph.

          2. If the Buyers fail to purchase the Shares from the Seller for any reason attributable to either Buyer, JAC shall pay the Seller a forfeit in the amount of yen 250,000,000 on the Closing Date.

          3. For purposes of securing the payment of the forfeit set forth in the preceding paragraph, JAC shall deposit an amount (the "Deposit") equal to such forfeit with Yamaichi Trust and Banking Co., Ltd. on the date of execution of this Agreement. If the Buyers fail to purchase the Shares from the Seller for any reason attributable to either Buyer, the Deposit shall be applied to the payment of the forfeit pursuant to the preceding paragraph. If the sale of the Shares is consummated pursuant to this Agreement, the Deposit shall be applied to the payment of the Aggregate Purchase Price set forth in Article 3. If the sale of the Shares is not consummated pursuant to this Agreement for any reason not attributable to either Buyer, the Deposit shall be returned in full to JAC.

          4. On the date of execution of this Agreement, JAC shall deliver to Yamaichi the certificate of the Deposit, together with a power of attorney empowering Yamaichi to dispose of the Deposit in accordance with the preceding paragraph as well as any other documents necessary for such disposition. If the sale of the Shares is not consummated pursuant to this Agreement for any reason not attributable to either Buyer, the certificate of Deposit and such other documents delivered to Yamaichi shall be returned to JAC without delay.

ARTICLE 12. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

          1. Each party hereto shall keep confidential any and all information obtained by it with respect to any other party hereto in connection with the execution or performance of this Agreement and shall not disclose or divulge any such information to any third party without the prior written consent of such other party.

          2. None of the parties hereto may make public announcement with respect to the execution or contents of this Agreement without the prior written consent of the other parties hereto.

          3. The foregoing provisions of this Article shall not apply to any information which is required to be disclosed or publicly announced under the Securities and Exchange Law or the rules of the Japan Securities Dealers Association or any applicable federal or state securities laws or regulations of the United States of America.

ARTICLE 13. INDEMNIFICATION

          Each party hereto shall indemnify the other parties hereto from and against any and all damages and expenses suffered or incurred by them as a result of any breach by such party of its representations or covenants hereunder or of any violation by such party of its obligations hereunder.



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ARTICLE 14. EXPENSES

            Except as otherwise provided herein, each party hereto shall bear expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 15. SURVIVAL

            The respective provisions of this Agreement shall continue to be effective during such period as may be necessary in view of the nature thereof notwithstanding completion of the sale of the Shares contemplated hereby.

ARTICLE 16. NOTICES

            All notices hereunder shall be transmitted by mail or airmail or by facsimile (all such facsimile notices shall be immediately confirmed in writing by mail or airmail letter), addressed as follows:

          if to the Seller, to:

               431 Lakeview Court
               Kensington Commons 11
               Mount Prospect IL  60056, U.S.A.
               Facsimile:  1-847-375-1810
               to the attention of General Counsel

          if to the Buyers, to:

               24-14, Higashi Nihonbashi 2-chome
               Chuo-ku, Tokyo
               Facsimile:  81-3-5820-1878
               to the attention of Vice President

          if to AMJ, to:

               Yamato Building, 3 banchi, Kojimachi 5-chome
               Chiyoda-ku, Tokyo
               Facsimile:  81-3-3262-9784
               to the attention of President

          Either the Seller, the Buyers or AMJ may change its address stated above by written notice given to the other parties.

ARTICLE 17. GOVERNING LAW

            This Agreement shall be governed by, and construed in accordance with, the laws of Japan.



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ARTICLE 18. JURISDICTION

            Any and all legal action relating to this Agreement may be instituted in the Tokyo District Court, to the jurisdiction of which each party hereto agrees to submit.

ARTICLE 19. UNDETERMINED MATTERS

            The parties hereto shall determine and resolve any matter not provided in this Agreement and any doubt as to the contents of this Agreement, upon their mutual consultation in good faith.

ARTICLE 20. LANGUAGE

            This Agreement is executed in four counterparts in the Japanese language, to each of which an English translation is attached. In the event of a difference in meaning, the Japanese version shall prevail.



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          IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date set forth below.

Dated:  August 21, 1996

                                 Seller:

                                     AM International Inc.
                                     9399 W. Higgins Rd..
                                     Suite 900
                                     Rosemont, IL  60018, U.S.A.

                                     David A. Roberts
                                        Vice President

                                 Buyer:

                                     (JAC)
                                     JAC Co., Ltd.
                                     24-14, Higashi Nihonbashi 2-chome
                                     Chuo-ku, Tokyo

                                     Noboru Watanabe
                                        Chairman and Director

                                     (Watanabe)
                                     Shigeru Watanabe
                                     125 banchi, Mobara Aza Fukuuchi,
                                     Iwashiro machi, Adachi-gun,
                                     Fukushima-ken

                                 AMJ:

                                     AM Japan Co., Ltd.
                                     Yamato Building, Kojimachi 5-chome
                                     Chiyoda-ku, Tokyo

                                     Kaname Hoya
                                        President and Representative Director



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